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                                                                     Exhibit 5.1

                    [Letterhead of Conyers Dill & Pearman]


22 December 1999

Everest Re Group, Ltd.
c/o ABG Financial & Management Services Inc.
Parker House
Wildey Business Park, Wildey Road
St. Michael, Barbados


Dear Sirs:

Everest Re Group, Ltd.

We have acted as special legal counsel in Bermuda to Everest Re Group, Ltd., a Bermuda company ("Everest Group"), in connection with the Registration Statement on Form S-4 of Everest Group (Registration No. 333-87361), filed today with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the "Registration Statement"), relating to a certain restructuring involving, among other matters, the proposed issue by Everest Group of its common shares, par value US$0.01 per share (the "Everest Group Common Shares") under the Agreement and Plan of Merger dated as of 17 September 1999 (the "Merger Agreement") and made among Everest Group, Everest Re Merger Corporation, a Delaware, U.S.A., corporation ("Merger Corp.") and Everest Re Holdings, Inc., a Delaware, U.S.A., corporation ("Everest Holdings"). Pursuant to the Merger Agreement, Merger Corp. will be merged with and into Everest Holdings (the "Merger") and the said issue of the Everest Group Common Shares would be in exchange (the

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"Exchange") for certain issued and outstanding shares of common stock, par value
US$.01 per share, of Everest Holdings (the "Everest Holdings Shares"). The Registration Statement includes a proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of Everest Holdings in connection with seeking their approval of the Merger Agreement.

For the purposes of giving this opinion, we have examined the following documents:-

(i) the Registration Statement (including the Joint Proxy Statement/Prospectus but excluding the exhibits and schedules thereto whether or not specifically referred to therein); and

(ii) a facsimile copy of the Merger Agreement (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

The documents listed in items (i) through (ii) above are herein sometimes collectively referred to as the "Documents".

We have also reviewed and have relied upon the memorandum of association and the bye-laws of Everest Group (certified by the Secretary of Everest Group on 22 December 1999), minutes of a meeting of Everest Group's board of directors held on 2 September 1999 (certified by the Secretary

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of Everest Group on 22 December 1999 and referred to herein as the "Minutes"), correspondence on behalf of Everest Group with the Bermuda Monetary Authority whereby the Bermuda Monetary Authority has granted certain permissions, inter alia, for the issue (and subsequent transfer) of 200,000,000 of Everest Group Common Shares (subject to conditions expressed in such correspondence) and such other documents and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b) the capacity, power and authority of each of the parties to the Merger Agreement, other than Everest Group, to enter into and perform its respective obligations under the Merger Agreement and that the Merger Agreement has been duly executed and delivered by each of the parties thereto;

(c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

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(d)  that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended;

(e) that, by the Merger and the Exchange pursuant to the Merger Agreement, Everest Group will become the owner of the Everest Holdings Shares being the subject of the Exchange under Delaware Law (as defined below) and the laws of other jurisdictions applicable to Everest Holdings and Merger Corp.;

(f) that, by acquiring ownership of the Everest Holdings Shares in the Merger and the Exchange, Everest Group will receive money or money's worth at least equal to the value of the Everest Group Common Shares being issued and none of the Everest Group Common Shares will be issued for less than par value;

(g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(h) that the Merger Agreement, being expressed to be or is otherwise, governed by the laws of the State of Delaware, U.S.A. ("Delaware Law") is valid, binding and enforceable under Delaware Law in accordance with its terms;

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(i)  that the issue and transfer of the Everest Group Common Shares or options or warrants for any Everest Group Common Shares comply at all times with the permissions already obtained from the Bermuda Monetary Authority and that the Everest Group Common Shares will be listed on an appointed stock exchange (which includes New York Stock Exchange, Inc.) by 1 April 2000; and

(j) that the Registration Statement will be filed in compliance with section 26 of the Companies Act 1981.

In rendering the opinion expressed in paragraph 1 below, we have assumed that, as referred to in the Minutes, the members of Everest Group will have approved the Merger, the Exchange and the Merger Agreement prior to the effective time of the Merger.

The obligations of Everest Group under the Merger Agreement:

(1) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

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(2)  will be subject to statutory limitation of the time within which proceedings may be brought;

(3) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(4) may not be given effect to by a Bermuda court, whether or not it was applying the Delaware Law, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.

"Non-assessability" is not a legal concept under Bermuda law, but when we describe the Everest Group Common Shares as being "non-assessable" herein we mean, subject to any contrary provision in any agreement between Everest Group and any one of its shareholders holding any of the Everest Group Common Shares (but only with respect to such shareholder), that no further sums are payable with respect to the holding of such Everest Group Common Shares and the shareholder shall not be bound by an alteration in the Memorandum of Association or the Bye-laws of Everest Group after the date upon which it became a shareholder if and so far as the alteration requires such shareholder to take or subscribe for additional Everest Group Common Shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, Everest Group. However, it should be noted that the limited liability of shareholders will be subject to the common law doctrine of "piercing the corporate veil".

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We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is not to be relied upon in respect of any matter other than the Registration Statement and the Merger Agreement.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. Upon consummation of the transactions contemplated by the Merger Agreement and registration of the Everest Group Common Shares (issued in the Exchange) in Everest Group's Register of Members, the Everest Group Common Shares will be validly issued and fully paid and non-assessable; and

2. the discussions set forth under the headings "Material Tax Considerations-- Tax Consequences of the Restructuring--Bermuda"; "Material Tax Considerations--Taxation of Everest Group and its Subsidiaries--Bermuda"; and Material Tax Considerations--Taxation of Shareholders--Bermuda Taxation" accurately reflect our opinion with respect to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections entitled "Material Tax Considerations", "Legal Matters" and

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"Enforceability of Civil Liabilities under United States Federal Securities
Laws" in the Registration Statement.



Yours faithfully,


/s/ Conyers Dill & Pearman
CONYERS DILL & PEARMAN